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                                                                   EXHIBIT 23(F)


September 15, 1995


Board of Directors
The Upjohn Company
7000 Portage Road
Kalamazoo, MI 49001

Re: Registration Statement (File No. 33-61969) of
    Pharmacia & Upjohn, Inc.

Gentlemen and Mesdames:


     Reference is made to our opinion letter dated September 15, 1995 with respect to the fairness to the holders of the outstanding shares of Common Stock, par value $1.00 per share (the "Shares"), of The Upjohn Company (the "Company") of the exchange ratio of 1.45 shares of Common Stock, par value $0.01 per share, of Pharmacia & Upjohn, Inc. ("Newco"), a Delaware corporation 50% owned by each of the Company and Pharmacia Aktiebolag, to be received for each Share pursuant to the Combination Agreement, dated as of August 20, 1995, by and among Newco, Pharmarcia & Upjohn Subsidiary, Inc., a wholly owned subsidiary of Newco, Pharmacia Aktiebolag, a corporation organized under the laws of the Kingdom of Sweden, and the Company.


     The foregoing opinion letter is solely for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent.

     In that regard, we hereby consent to the reference to the opinion of our Firm under the captions "Summary -- The Combination -- Reasons for the Combination; Boards' Recommendations," "Summary -- The Combination -- Fairness Opinions," "The Merger -- Reasons for the Merger and Upjohn Board Recommendation," "The Combination -- Reasons for the Combination; Boards' Recommendations" and "The Combination -- Fairness Opinions" and to the inclusion of the foregoing opinion in the Prospectus/Proxy Statement/U.S. Offer to Purchase included in the above-mentioned Registration Statement, as amended. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Very truly yours,

                                          /s/  GOLDMAN, SACHS & CO.